EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Corey M. Horowitz, Chairman and CEO
Network-1 Technologies, Inc.
(212) 829-5770

U.S. Patent Trial and Appeal Board Denies Institution of
Covered Business Method Review of Remote Power Patent

New York, New York July 2, 2015 - Network-1 Technologies, Inc. (NYSE: NTIP) today announced that the Patent Trial and Appeal Board (“PTAB”) of the United States Patent and Trademark Office (“USPTO”) issued a decision in favor of Network-1 denying institution of a Covered Business Review (“CBM”) from a petition filed by Sony Corporation of America (“Sony’) rejecting yet another challenge to the patentability of Network-1’s Remote Power Patent (U.S Patent No. 6,218,930).

In the CBM Petition, Sony Corporation of America, petitioned to cancel as unpatentable certain claims of the Remote Power Patent. In its decision denying institution of the Petition, the PTAB ruled that the Petitioner failed to show that Remote Power Patent is a “covered business patent” as defined by Congress in the America Invents Act.  The CBM Petition was the fourth attempt by Sony to have the claims of the Remote Power Patent invalidated at the PTAB.

In 2013, Avaya Inc., Dell Inc., Sony Corporation of America, and Hewlett Packard Co. were petitioners in Inter Partes Review proceedings (which were joined together) (“IPR Proceeding”) at the PTAB involving the Remote Power Patent. Petitioners in the IPR Proceeding sought to cancel certain claims of the Remote Power as unpatentable.  A hearing on the merits of the IPR Proceeding was held on January 9, 2014.  On May 22, 2014, the Patent Board issued its Final Written Decision in Network-1’s favor rejecting a challenge to the patentability of the Remote Power Patent.  On July 24, 2014, the petitioners in the IPR Proceeding each filed a Notice of Appeal of the PTAB’s decision to the United States Court of Appeals for the Federal Circuit.  Oral argument with respect to the appeal is scheduled for August 5, 2015.

 The Remote Power Patent covers the remote delivery of power over Ethernet networks and has generated licensing revenue in excess of $76 million from May 2007 through March 31, 2015.  Network-1 currently has seventeen (17) license agreements with respect to its Remote Power Patent, which include, among others, license agreements with Cisco Systems, Inc., Extreme Networks, Inc., Netgear Inc., Microsemi Corporation, Motorola Solutions, Inc., NEC Corporation, Samsung Electronics Co., Ltd. and several other data networking vendors.

ABOUT NETWORK-1 TECHNOLOGIES, INC.

            Network-1 Technologies, Inc. is engaged in the development, licensing and protection of its intellectual property and proprietary technologies.  Network-1 works with inventors and patent owners to assist in the development and monetization of their patented technologies. Network-1 currently owns twenty-four (24) patents covering various telecommunications and data networking technologies as well as technologies relating to document stream operating systems and the identification of media content. Network-1’s current strategy includes continuing to pursue licensing opportunities for its Remote Power Patent and its efforts to monetize two patent portfolios (the Cox and Mirror Worlds patent portfolios) acquired by Network-1 in 2013.  Network-1’s acquisition strategy is to focus on acquiring high quality patents which management believes have the potential to generate significant licensing opportunities as Network-1 has achieved with respect to its Remote Power Patent.

This release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements address future events and conditions concerning Network-1’s business plans. Such statements are subject to a number of risk factors and uncertainties as disclosed in the Network-1’s Annual Report on Form 10-K for the year ended December 31, 2014 and its Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2015  filed with the Securities and Exchange Commission, including, among others, the continued validity of Network-1’s Remote Power Patent, the ability of Network-1 to successfully execute its strategy to acquire high quality patents with significant licensing opportunities, Network-1's ability to achieve revenue and profits from the Mirror Worlds Patent Portfolio and the Cox Patent Portfolio as well as intellectual property it may acquire in the future, the ability of Network-1 to enter into additional license agreements, the ability of Network-1 to continue to receive material royalties from its existing license agreements for its Remote Power Patent, the uncertainty of patent litigation and proceedings at the United States Patent and Trademark Office, the difficulty in Network-1 verifying royalty amounts owed to it by its licensees, Network-1's ability to enter into strategic relationships with third parties to license or otherwise monetize their intellectual property, the continued viability of the PoE market, future economic conditions and technology changes and legislative, regulatory and competitive developments. Except as otherwise required to be disclosed in periodic reports, Network-1 expressly disclaims any future obligation or undertaking to update or revise any forward-looking statement contained herein.
Corey M. Horowitz, Chairman and CEO
Network-1 Technologies, Inc.
(212) 829-5770